Exhibit (a)(5)(15)

Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.

To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)

PROPOSED PRIVATISATION OF

TOM ONLINE INC.

BY

TOM GROUP LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN

ISLANDS)

AT THE PRICE OF HK$1.52 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING ADSs)

ADJOURNMENT OF COURT MEETING AND EGM

AND

RESUMPTION OF TRADING

Financial Adviser to TOM Group Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of

TOM Online Inc.

The Scheme was sanctioned without modification by the Grand Court on Friday, 31 August 2007 (Cayman Islands time).

All of the conditions of the Share Proposal and the Scheme have been fulfilled, and the Scheme became effective on Friday, 31 August 2007 (Cayman Islands time). The Option Proposal also became effective on the same day (Cayman Islands time).

The last day for dealings in the Shares on GEM was on Monday, 27 August 2007 (Hong Kong time). The last day for dealings in the ADSs on NASDAQ was on Monday, 27 August 2007 (New York time). The listing of the Shares on GEM will be withdrawn with effect from 9:30 a.m. on Monday, 3 September 2007 (Hong Kong time). The listing of the ADSs on NASDAQ will be withdrawn with effect from Thursday, 6 September 2007 (New York time).

Cheques for cash payment under the Proposals are expected to be despatched by or on behalf of TOM as soon as possible on or before Friday, 7 September 2007 (Hong Kong time), but in any event they will be despatched by Monday, 10 September 2007 (Hong Kong time).

Introduction

This announcement is made pursuant to Rule 13.09 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and Rule 17.10 of the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM, the announcement dated 25 April 2007 made by TOM, the joint announcement dated 30 April 2007 made by TOM and TOM Online, the joint announcement dated 6 June 2007 made by TOM and TOM Online, the joint announcement dated 8 June 2007 made by TOM and TOM Online, the joint announcement dated 25 June 2007 made by TOM and TOM Online, the joint announcement dated 27 June 2007 made by TOM and TOM Online, the joint announcement dated 10 July 2007 made by TOM and TOM Online and the joint announcement dated 10 August 2007 made by TOM and TOM Online. Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.

Sanction of the Scheme by the Grand Court

The Scheme was sanctioned without modification by the Grand Court on Friday, 31 August 2007 (Cayman Islands time). The reduction of the share capital of TOM Online was also confirmed by the Grand Court on the same day (Cayman Islands time).

Effective Date of the Scheme and the Proposals

A copy of the order of the Grand Court, issued under Section 86 of the Companies Law after the Scheme was sanctioned without modification by the Grand Court and the reduction of the share capital of TOM Online was confirmed by the Grand Court on Friday, 31 August 2007 (Cayman Islands time), was delivered to the Registrar of Companies in the Cayman Islands for registration on the same day (Cayman Islands time). All of the conditions set out in the section headed “Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum on pages 79 to 80 of the Scheme Document have been fulfilled, and the Scheme and the Share Proposal became effective on Friday, 31 August 2007 (Cayman Islands time). The Option Proposal also became effective on the same day (Cayman Islands time).

Cessation in dealings in and withdrawal of listing of the Shares and the ADSs

The last day for dealings in the Shares on GEM was on Monday, 27 August 2007 (Hong Kong time). The last day for dealings in the ADSs on NASDAQ was on Monday, 27 August 2007 (New York time).

An application for the withdrawal of the listing of the Shares on GEM has been made to the Stock Exchange. The listing of the Shares on GEM will be withdrawn with effect from 9:30 a.m. on Monday, 3 September 2007 (Hong Kong time).

A notice for the withdrawal of the listing of the ADSs on NASDAQ has been sent to NASDAQ. The listing of the ADSs on NASDAQ will be withdrawn with effect from Thursday, 6 September 2007 (New York time).

Despatch of cheques for cash payment under the Proposals

Cheques for cash payment under the Proposals are expected to be despatched by or on behalf of TOM as soon as possible on or before Friday, 7 September 2007 (Hong Kong time), but in any event they will be despatched by Monday, 10 September 2007 (Hong Kong time).

US Rule 13e-3 Notice

The sanction of the Scheme by the Grand Court is a condition to the Share Proposal. The Share Proposal is part of a going private transaction subject to Rule 13e-3 of the U.S. Securities Exchange Act of 1934. On 30 April 2007, TOM and TOM Online filed a Schedule 13E-3 with the SEC relating to the proposed going private transaction, as well as amendments to the Schedule 13E-3 on 2 May 2007, 29 May 2007, 7 June 2007, 8 June 2007, 27 June 2007, 10 July 2007, 25 July 2007 and 10 August 2007. Investors may view and download a copy of the Schedule 13E-3 and its amendments at the SEC's website at http://www.sec.gov.

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director

Hong Kong, 1 September 2007

As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong Ms. Angela Mak	Mr. Frank Sixt (Chairman) Ms. Debbie Chang Mrs. Susan Chow Mr. Edmond Ip Mrs. Angelina Lee Mr. Wang Lei Lei	Mr. Henry Cheong Ms. Anna Wu Mr. James Sha

The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.

As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei Mr. Jay Chang Mr. Peter Schloss Ms. Elaine Feng Mr. Fan Tai	Mr. Frank Sixt (Chairman) Ms. Tommei Tong (Vice Chairman) Ms. Angela Mak Alternate Director: Mrs. Susan Chow (Alternate to Mr. Frank Sixt)	Mr. Gordon Kwong Mr. Ma Wei Hua Dr. Lo Ka Shui

This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM

Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

* for identification purpose

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